Exhibit 10.1

MAXIMUS, Inc.

INCOME CONTINUITY PROGRAM

Section 1 -- Definitions.  The following terms shall have the meaning ascribed to them:

(A) "Applicable Bonus" shall mean the higher of (i) the Target level bonus for the Participant or (ii) the average of the Participant’s actual bonus payments for the previous three full years (or shorter if the Participant has been employed by the Company less than three years).

(B) "Base Salary" shall mean a Participant's annual base salary in effect on the date of the Change of Control or the date of termination, whichever is higher.

(C) "Board" shall mean the board of directors of the Company.

(D) "Cause" shall mean (i) the Participant's conviction of a felony, or (ii) either of the following that, in each case, results in demonstrable harm to the Company's financial condition or business reputation (I) the Participant's willful malfeasance or misconduct in relation to the performance of his/her duties to the Company, or (II) the Participant's repeated willful refusal to perform his/her duties.

(E) "Change of Control" shall mean the occurrence of any one or more of the following:

(a) The “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) of securities representing more than twenty-five percent (25%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate thereof, or any corporation owned, directly or indirectly, by the Company's stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph (c) of this definition will not be a Change in Control under this subparagraph (a), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 25% or more of the Company Voting Securities; or

(b) Individuals who, as of the effective date of this Program, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that an individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group that consummates the Change in Control transaction.  A Participant will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity holder in the purchasing company or group (except: (i) passive ownership of less than 2% of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors).

(F) "Code" shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, the regulations promulgated thereunder.

(G) "Company" shall mean MAXIMUS, Inc., and, after a Change of Control, any successor or successors thereto.

(H) "Compensation" shall mean the sum of a Participant's Applicable Bonus and Base Salary.

(I) "Employee Benefits" shall mean the employee and fringe benefits and perquisites (including without limitation all medical, dental, life insurance, disability and pension

(including maximum matching contributions) benefits) made available to a Participant (and his or her eligible dependents) immediately prior to a Change of Control (or the economic equivalent thereof where pension laws prohibit or restrict such benefits).

(J) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(K) "Good Reason" shall mean with respect to a Participant (i) a decrease in (or failure to increase in accordance with the terms of any employment contract) the Participant's base salary, bonus opportunity or target long-term equity awards, (ii) a diminution in the aggregate Employee Benefits and perquisites provided to the Participant, (iii) a diminution in the Participant's title, reporting relationship, duties or responsibilities, (iv) relocation of the Participant's primary office more than 35 miles from its current location or (v) the failure by any successor to the Company to explicitly assume this Program and the Company's obligations hereunder.

(L) "Gross-Up Payment" shall have the meaning ascribed to such term in Section 4.

(M) "Participant" shall mean an employee of the Company designated by the Board as an “officer” under Section 16 of the Exchange Act.  Once so designated, a Participant's rights hereunder may not be diminished unless (i) such Participant's position is changed such that he or she is no longer designated as a officer under Section 16 of the Exchange Act in a manner that will not permit him or her to become eligible for any payments hereunder, or (ii) such Participant’s employment with the Company is terminated in a manner that will not permit him or her to become eligible for any payments hereunder.

(N) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

(O) "Program" shall mean this Income Continuity Program, as it may be amended from time to time.

(P) "Severance Payments" shall have the meaning ascribed to such term in Section 4.

(Q) "Total Payments" shall have the meaning ascribed to such term in Section 4.

Section 2 -- Term.  This Program shall be effective as of March 21, 2006 and shall continue in effect through December 31, 2009; provided, however, that, commencing on December 31, 2009, and on each December 31 thereafter, this Program shall be automatically extended for one additional year unless, not later than October 31 of such year, the Company provides written notice to each Participant that this Program shall not be so extended. In addition, if this Program is in effect on the date of a Change of Control, then it shall continue in effect for not less than three years following such Change of Control.

Section 3 – Income Continuity. If during the term of this Program

(A) a Participant's employment with the Company is terminated by the Company without Cause, or a Participant resigns for Good Reason, in each case within 36 months following a Change of Control, or

(B) a Participant's employment with the Company is terminated one year prior to a Change of Control at the request of a party involved in such Change of Control, or otherwise in connection with or in anticipation of a Change of Control.

then in the case of each of clauses (A) and (B) such Participant shall become entitled to the following compensation, benefits and rights, except as otherwise specified by the Chief Executive Officer of the Company with respect to a Participant at the time such Participant is designated as a Participant:

(i) A cash lump sum, payable within ten days following the date of termination, equal to the sum of:  (1) any unpaid Base Salary through the date of termination, (2) any bonus earned but unpaid as of the date of termination for any previously completed year, (3) reimbursement for any unreimbursed expenses incurred by such Participant prior to the date of termination, and (4) in the case of the Company’s Chief Executive Officer (“CEO”), an amount equal to 300% of his or her Compensation, and in the case of other Participants, an amount equal to 200% of such Participant’s Compensation.

(ii) Any unvested Company stock options, restricted stock units or similar equity incentives held by such Participant that are outstanding on the date of termination shall be immediately vested as further described in the terms and conditions applicable to such options, restricted stock units or equity incentives.

(iii) Continued eligibility for such Participant and his/her eligible dependents to receive Employee Benefits, for a period of 36 months in the case of the CEO and for a period of 24 months in the case of all other Participants following such Participant's date of termination, except where the provision of such Employee Benefits would result in a duplication of benefits provided by any subsequent employer.

(iv) The Participant will have the choice of receiving 24 months of executive level outplacement and financial planning services with nationally recognized firms of his/her choice or to receive a lump sum of $50,000 (subject to required tax withholdings) in lieu of receiving such services.

(v) The amounts specified in Section 4.

(vi) All rights such Participant has to indemnification from the Company immediately prior to the Change of Control shall be retained for the maximum period permitted by applicable law, and any director's and officer's liability insurance covering such Participant immediately prior to the Change of Control shall be continued throughout the period of any applicable statute of limitations.

(vii) The Company shall reimburse a Participant for all costs and expenses, including all attorneys' fees and disbursements, incurred by such Participant in connection with any legal proceedings (including arbitration), which relate to the termination of employment or the interpretation or enforcement of any provision of this Program, where such Participant prevails in such proceeding with respect to at least one material issue.  Notwithstanding the foregoing, the Company shall not be obligated to reimburse a Participant for any such costs and expenses in excess of [$500,000].

Section 4 -- Excise Tax Gross-Up.  In the event a Participant becomes entitled to any amounts or benefits payable in connection with a Change of Control (whether or not such amounts are payable pursuant to this Program) (the "Severance Payments"), if any of such Severance Payments are subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to such Participant within ten days following the date of his/her termination of employment an additional amount (the "Gross-Up Payment") such that the net amount retained by such Participant, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, shall be equal to the Total Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:  (a) any other payments or benefits received or to be received by such Participant in connection with a Change of Control or such Participant's termination of employment (whether pursuant to the terms of this Program or any other plan, arrangement or agreement with the Company, any entity whose actions result in a Change of Control or any entity affiliated with the Company, or such entity) (which, together with the Severance Payments, constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a nationally-recognized tax counsel selected by such Participant such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G of the Code, or are otherwise not subject to the Excise Tax, (b) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments and (ii) the amount of excess parachute payments within the meaning of section 280G of the Code, and (c) the value of any non-cash benefits or any deferred payments or benefits shall be determined by a nationally-recognized accounting firm selected by such Participant in accordance with the principles of Sections 280G of the Code. For purposes of determining the amount of the Gross-Up Payment, such Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Participant's residence on his/her date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of such Participant's employment (including by reason of any payment or benefit the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-

up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

Section 5 -- No Mitigation or Offset. Except as provided in Section 3(iii), a Participant shall not be required to mitigate the amount of any payment or benefit provided for under this Program by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for hereunder be reduced by any compensation or benefits earned or received by such Participant as the result of employment by a subsequent employer, by retirement benefits, by offset against any amount claimed to be owed by such Participant to the Company or otherwise.

Section 6 -- Validity. The invalidity or unenforceability of any provision of this Program shall not affect the validity or enforceability of any other provision of this Program, which other provision shall remain in full force and effect.

Section 7 -- Withholding. All payments hereunder shall be reduced by any applicable taxes required by applicable law to be withheld by the Company.

Section 8 -- Modification or Waiver. No provision of this Program may be modified, waived or discharged, unless such waiver, modification, or discharge is agreed to in writing and signed by any Participant whose rights hereunder would be adversely affected thereby.

Section 9 -- Applicable Law. This Program shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles thereof.

Section 10 -- No Liability. Neither the Board nor any officer of the Company shall have any liability for any decision made in good faith in interpreting, implementing or operating this Program, including without limitation, any changes made to the definition Good Reason or in identifying the Participants. The Company hereby agrees to indemnify and hold harmless each member of the Board and each officer, for (and in each case, advance) any and all costs and expenses incurred in connection with the administration, operation and implementation of the Program, including without limitation any changes made to the definition Good Reason or n identifying the Participants. No amounts paid under this Section 10 for or on account of any of the foregoing officers or directors shall be included in Compensation under this Program.

Section 11 – Arbitration.  A Participant and the Company shall attempt to settle amicably through negotiation any controversy, claim or dispute between the parties arising out of or relating to this Program (a “Dispute”).  If a Dispute cannot be settled by such means, the parties agree that it will be submitted to final and binding arbitration before an arbitration tribunal which is, and pursuant to arbitration procedures which are, acceptable to all parties.  If the parties cannot or do not otherwise agree within 30 days of the date on which notice of a Dispute is given, any such claim shall be submitted for arbitration by the American Arbitration Association pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Any arbitration shall be conducted in Virginia.  Notice of demand for arbitration shall be provided in writing to the other party.  The parties further intend and agree that the final decision or award of the arbitration tribunal shall be binding on the parties and their successors and fully enforceable by any court of competent jurisdiction.  The facts and other information relating to any arbitration arising out of or in connection with this Agreement shall be kept confidential to the fullest extent permitted by law.  In addition, each party shall bear its own expenses in connection with such arbitration unless otherwise ordered by the arbitrator.